Maytag Corporation
                          403 West Fourth Street North
                               Newton, Iowa 50208


April 3, 1997

BY ELECTRONIC SUBMISSION
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

     Re:  Maytag Corporation
          File No. 1-655
          Definitive Proxy Materials

Ladies and Gentlemen:

     Enclosed for filing by Maytag Corporation (the "Company"), pursuant to Rule 14a-6(b) under the Securities Exchange Act of 1934 (the "Exchange Act"), as modified by Item 309 of Regulation S-T, are definitive copies of the Company's proxy statement and proxy card (collectively, the "1997 Proxy Materials"). Pursuant to Rule 14a-6(m) under the Exchange Act, a cover page is included with the 1997 Proxy Materials. The 1997 Proxy Materials will be released to shareholders on or about April 3, 1997.

     Pursuant to Item 304(d) of Regulation S-T, the performance graph required by Item 402(1) of Regulation S-K has been described and interpreted in tabular or chart form within the electronic filing of the 1997 Proxy Materials and the Company will submit supplementally a paper copy of the performance graph to the Company's Branch Chief in the Division of Corporation Finance of the Securities and Exchange Commission ("SEC").
     As permitted by Item 101(b) of Regulation S-T, the Company has elected to file seven copies of Company's 1996 Annual Report with SEC pursuant to Rule 14a-3(c).

     One copy of a conforming paper format copy of the 1997 Proxy Materials will be submitted to the SEC at the address indicated below in accordance with Item 901 of Regulation S-T. Each such conforming paper format copy will include the following legend: "This conforming paper document is being submitted pursuant to Rule 901(d) of Regulation S-T."


If you have any questions, please contact E. James Bennett at 515/791-8394 or Jim L. Kaput of Sidley & Austin at 312/853-2655.

                                   Very truly yours,


                                   E. James Bennett

Enclosures

cc:  Mr. Robert Bartelmes
     Securities and Exchange Commission
     450 Fifth Street, N.W.
     Washington, D.C. 20549


                            Schedule  14A Information


Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.     )


Filed by the Registrant [X]
Filed by a Part other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]     Soliciting Material Pursuant to
        240.14a-11(c) or  240.14a-12

                  Maytag Corporation
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
[x]  No fee required.
[ ]  Fee computed on table below per Ex-
     change Act Rules  14a-6(i)(4) and 0-11.
 (1) Title of each class of securities to
which transaction applies:
_______________________________________
 (2) Aggregate number of securities to
which transaction applies:
_______________________________________
 (3) Per unit price or other underlying
value of transaction computed pursuant to
Exchange Act Rule 0-11:___/ (Set forth the amount on which the filing fee is calculated and state how it was determined):
_______________________________________
 (4) Proposed maximum aggregate value of
transaction:
_______________________________________


(5)  Total fee paid:
______________________________________________

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
     ________________________________

     2) Form Schedule or Registration Statement No.:


 _/ Set forth the amount on which the
filing fee is calculated and state how it was
determined.
[ ]  Check box if any part of the fee is
     offset as provided by Exchange Act Rule
     0-11(a)(2) and identify the filing for
     which the offsetting fee was paid previ-
     ously.  Identify the previous filing by
     registration statement number, or the
     Form or Schedule and the date of its
     filing.
 (1) Amount Previously Paid:
______________________________________
 (2) Form, Schedule or Registration State-
ment No.:
______________________________________
 (3) Filing Party:
______________________________________
 (4) Date Filed:
______________________________________


                               MAYTAG CORPORATION
                            NOTICE OF ANNUAL MEETING
                                       AND
                                 PROXY STATEMENT
                              ____________________


MEETING NOTICE

     The Annual Meeting of the Shareholders of Maytag Corporation, a Delaware Corporation, will be held at the Newton Senior High School Center for Performance, located at East Fourth Street South in Newton, Iowa, on May 15, 1997, at 9:00 a.m., for the purpose of considering and acting upon the following:

     (1) The election of four directors for three-year terms, expiring in 2000.

     (2) Selection of Ernst & Young LLP as independent auditors to audit the financial statements to be included in the Annual Report to Shareholders for 1997.

     (3) The transaction of any other matters that properly come before the meeting or any adjournment thereof.

     Shareholders entitled to vote are invited to attend the Annual Meeting.

     The Board of Directors has fixed the close of business on March 17, 1997, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.



Dated:  April 3, 1997



                                   E. JAMES BENNETT
                                   Secretary


                                 PROXY STATEMENT
                              ____________________



     The Board of Directors solicits your proxy for use at the Annual Meeting of Maytag Corporation to be held May 15, 1997. Proxy statements and proxies will be mailed to shareholders on April 3, 1997. A shareholder who signs and returns a proxy may revoke it or give special voting directions at any time before the proxy is exercised by writing the Secretary of the Corporation at its executive offices at 403 West Fourth Street North, Newton, Iowa 50208, by executing a later-dated proxy which is voted at the meeting or by attending the 1997 Annual Meeting in person and giving written notice to the Secretary of the Corporation The proxy will be voted in accordance with such directions.

     The Corporation had 98,033,013 outstanding shares of common stock as of the close of business on March 17, 1997, not including 19,117,580 shares of treasury stock. The Corporation has no other voting securities outstanding. Shareholders are entitled to one vote per share on each matter. If the accompanying form of proxy is signed and returned, the shares it represents will be voted as directed on the proxy form. In the absence of direction, it is intended that such shares will be voted for each of the nominees named herein, and for the selection of Ernst & Young LLP as independent auditors.

     A shareholder may, with respect to the election of directors (i) vote for the election of all four nominees named herein as directors, (ii) withhold authority to vote for all such director nominees or (iii) vote for the election of all such director nominees other than any nominee with respect to whom the shareholder withholds authority to vote by so indicating in the appropriate space on the proxy. Withholding authority to vote for a director nominee will not prevent such director nominee from being elected. A shareholder may, with respect to each other matter specified in the notice of the meeting (i) vote "FOR" the matter, (ii) vote "AGAINST" the matter or (iii) "ABSTAIN" from voting on the matter. A vote to abstain from voting on a matter has the legal effect of a vote against such matter.

     A proxy submitted by a shareholder may indicate that all or a portion of the shares represented by such proxy are not being voted by such shareholder with respect to a particular matter. This could occur, for example, when a broker is not permitted to vote stock held in street name on certain matters in the absence of instructions from the beneficial owner of the stock. The shares subject to any such proxy which are not being voted with respect to a particular matter (the "non-voted shares") will be considered shares not present and entitled to vote on such matter, although such shares may be considered present and entitled to vote for other purposes and will count for purposes of determining the presence of a quorum. (Shares voted to abstain as to a particular matter will not be considered non-voted shares.) Approval of each matter specified in the notice of the meeting requires the affirmative vote of a majority, or in the case of the election of directors a plurality, of the shares of common stock present in person or by proxy at the Annual Meeting and entitled to vote on such matter. Accordingly, non-voted shares with respect to such matters will not affect the determination of whether such matters are approved or the outcome of the election of directors.

(1) DIRECTORS AND NOMINEES FOR ELECTION AS DIRECTORS

     Under the authority of the Corporation's Bylaws, the Board is to consist of twelve directors divided into three groups. The term of each group expires in



different years. The four nominees for election to the Board of Directors this year to hold office until the 2000 Annual Meeting of Shareholders and until their successors have been duly elected and qualified are: Lester Crown, Bernard
G. Rethore, Neele E. Stearns, Jr. and Carole J. Uhrich.

     Proxies will be voted for each of the nominees unless, for reasons not now known, any nominee is unable to serve or other directions are given in the proxy. Should any of the nominees not be able to accept the office of director when the election occurs, it is intended that such proxies will be voted for the election of the remaining nominees and for any substitute nominees recommended by the Board of Directors or the Board of Directors may elect not to fill the vacancy and to reduce the number of directors.

     The affirmative vote of the holders of a plurality of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors is required to elect the nominees.

     Mr. Edward C. Cazier, Jr. will retire from the Maytag Corporation Board of Directors at the conclusion of the 1997 Annual Meeting, and Mr. Peter S. Willmott resigned from the Board on November 15, 1996. Each of these gentlemen served with great distinction for more than ten years. The guidance and counsel of these outstanding directors will be missed.

     The following sets forth certain information regarding each nominee and each director whose term continues after the 1997 Annual Meeting based on information received from each such nominee and continuing director.

NOMINEES FOR A TERM TO EXPIRE IN 2000 (pictures of each of the four nominees listed below included in margin to the left)

          Lester Crown, 71, Chairman of the Board, Material Service Corporation. Director since 1989.
          Mr. Crown was elected Chairman of the Board of Material Service Corporation, a manufacturing company, in 1983, having served as its President since 1970. He is a director and Chairman of the Executive Committee of General Dynamics Corporation, a director of 360 Degree Communications Company and President of Henry Crown and Company.

          Bernard G. Rethore, 55, Chairman of the Board, President and Chief Executive Officer of BW/IP, Inc., a manufacturer of fluid transfer and control equipment and systems. Director since 1994.
          Mr. Rethore became President and Chief Executive Officer of BW/IP, Inc., in October, 1995 and was elected Chairman of the Board in February, 1997. He served as Senior Vice President of Phelps Dodge Corporation, and President, Phelps Dodge Industries, its diversified international industrial group, from 1989 until 1995. From 1984 to 1989, he was President, then Chief Executive Officer of Microdot Industries, the diversified manufacturing division of Microdot Inc. Mr. Rethore is also a director of BW/IP, Inc. and Belden Inc.

          Neele E. Stearns, Jr., 61, former President and Chief Executive Officer, CC Industries, Inc., a diversified holding company. Director since 1989.
          Mr. Stearns served as Executive Vice President and Chief Operating Officer of Henry Crown and Company, from 1979 until 1986. From 1986 until his retirement in 1994 he served as President and Chief Executive Officer of CC Industries, Inc. Mr. Stearns is also a director of Wallace Computer Services, Inc.




          Carole J. Uhrich, 53, Executive Vice President and President, Commercial Imaging, Polaroid Corporation, a photographic imaging and equipment company. Director since 1995.
          Ms. Uhrich joined Polaroid in 1966, holding various positions in the engineering division until becoming a plant manager in 1983. She was named Director of Manufacturing in 1984, Vice President of Corporate Quality in 1987, Vice President of Product Delivery in 1988, Vice President of Quality, New Product Delivery in 1990, Group Vice President, Manufacturing and Product Development in 1992 and Executive Vice President, Global Supply Chain in 1996 before assuming her current position in 1997. She also serves as a director of Ceridian Corporation.

DIRECTORS WHOSE TERMS CONTINUE AFTER THE ANNUAL MEETING

     Barbara R. Allen, 44, Executive Vice President, International Food Products, The Quaker Oats Company, a food products company. Director since 1995. Term expires in 1999.
     Ms. Allen joined Quaker Oats in 1975, holding various marketing positions until becoming a Vice President in 1987, Corporate Vice President and President of the Frozen Foods Division in 1990 and Vice President, Corporate Planning in 1992. She assumed her current position in 1995.

     Howard L. Clark, Jr., 53, Vice Chairman, Lehman Brothers Inc., an investment banking and brokerage firm. Director since 1986. Term expires in 1999.
     Mr. Clark became Vice Chairman of Lehman Brothers Inc. in 1993. He was Chairman, President and Chief Executive Officer of Shearson Lehman Brothers Holdings, Inc. from 1990 until he assumed his current position. Prior thereto, Mr. Clark was Executive Vice President and Chief Financial Officer of American Express Company having held various positions with that firm since 1981. From 1968 to that time he was Managing Director of Blyth Eastman Paine Webber Incorporated or predecessor firms. He is also a director of Lehman Brothers Inc., Fund American Enterprises Holdings Inc., Walter Industries, Inc. and Plasti-Line Inc. Lehman Brothers Inc. provides certain investment banking services to the Corporation.

     Leonard A. Hadley, 62, Chairman and Chief Executive Officer, Maytag Corporation. Director since 1985. Term expires in 1999.
     Mr. Hadley joined the Corporation in 1959 in the Accounting Department. He held a number of management positions before he was named Vice President in 1979. He was named President of Maytag Company in 1986, elected an Executive Vice President of the Corporation in 1989, named Chief Operating Officer in 1990 and President in 1991. He was named Chief Executive Officer in 1992 and elected Chairman in 1993. He also serves as a director of Deere & Company, Norwest Bank Iowa and Snap-on Incorporated.

     Wayland R. Hicks, 54, former President and Chief Executive Officer, Indigo, Inc. N.V., a producer of digital offset color printing products. Director since 1994. Term expires in 1998.
     Mr. Hicks became President and Chief Executive Officer of Indigo, Inc. N.V. in February, 1996 retiring from that position in February, 1997. He served as Chief Executive and Vice Chairman of Nextel Communications, Inc. from 1994 until 1995. Prior to joining Nextel, Mr. Hicks served in various management positions with Xerox Corporation, becoming a Vice President in 1983 and an Executive Vice President in 1987. Mr. Hicks is also a director of Katun Corporation, Techtronix and Perdue Farms.




     Robert D. Ray, 68, former President and Chief Executive Officer of IASD Health Services Corporation. Director since 1984. Term expires in 1999.
     Mr. Ray served as Governor of Iowa from 1969 to 1983 when he became President and Chief Executive Officer of Life Investors, Inc. a/k/a AEGON. In 1988 he became President and Chief Executive Officer of IASD Health Services Corporation a/k/a Blue Cross and Blue Shield of Iowa, retiring from that position in 1996. Prior to 1969 he practiced law in Des Moines. He is also a director of IES Industries, Inc.

     W. Ann Reynolds, 59, Chancellor of The City University of New York. Director since 1988. Term expires in 1998.
     Ms. Reynolds has served as Chancellor of The City University of New York since 1990. From 1982 to 1990 she served as Chancellor of The California State University. From 1979 to 1982 she served as Provost and as a professor at Ohio State University. Prior to that time she held a variety of administrative, research and teaching positions at the University of Illinois Medical Center. She is also a director of Abbott Laboratories, Humana, Inc. and Owens-Corning Fiberglas Corporation.

     John A. Sivright, 68, Senior Consultant, Harris Bankcorp, Inc. Director since 1976. Term expires in 1998.
     Mr. Sivright held a number of positions with Harris Bankcorp, Inc. and was named a Vice President in 1965, an Executive Vice President in 1980, Senior Relationship Executive in 1991 and to his current position in 1994. He is also a director of Harris Bank Winnetka, N.A.

     Fred G. Steingraber, 58, Chairman and Chief Executive Officer of A. T. Kearney, Inc., a management consulting firm. Director since 1989. Term expires in 1998.
     Mr. Steingraber held various positions with A. T. Kearney beginning in 1964 and became Chief Executive Officer in 1984. He was elected to his current position in 1986. Mr. Steingraber is also a director of A. T. Kearney, Inc., Southeastern Thrift Bank Fund, Inc., Lawter International and Mercury Finance Corporation.



























SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

     The following table shows those persons or groups known to Maytag to be the beneficial owners of more than five percent (5%) of Maytag common stock as of March 1, 1997.
                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
_____________________________________________________________________________
                            Amount and Nature
Name and Address         of Beneficial Ownership       Percent of Class

FMR Corp.           (1)       11,290,848                    11.52%
82 Devonshire St.
Boston, Massachusetts 02109-3614

Crown Group c/o     (2)        5,350,169                     5.46%
Gerald A. Weber
222 North LaSalle Street
Chicago, Illinois 60601
_____________________________________________________________________________
  (1) A form 13G has been filed with the Securities and Exchange Commission by FMR Corp. as of December 31, 1996 showing it beneficially owns 11,290,848 shares of the Corporation. This number included: 10,653,529 shares beneficially owned by Fidelity Management and Research Company, as a result of its serving as investment adviser to various registered investment companies and as investment advisor to certain other funds; 7,672,100 shares beneficially owned by Fidelity Magellan Fund, one of the registered investment companies mentioned above; 637,319 shares beneficially owned by Fidelity Management Trust Company, as a result of its serving as an investment manager of institutional accounts; 11,290,848 shares beneficially owned by Edward C. Johnson, 3d and Abigail P. Johnson and members of the Edward C. Johnson 3d family as members of a group which may be deemed a control group with respect to FMR Corp. Edward C. Johnson 3d and FMR Corp. through its control of Fidelity Management Trust Company, each have the sole voting power with respect to 359,719 shares and the sole dispositive power with respect to 637,319 shares. Edward C. Johnson 3d, FMR Corp. through its control of Fidelity, and the funds each have sole disposition power with respect to 10,653,529 shares.

  (2) Although no person or entity in the group owned beneficially more than 5% of the common stock outstanding, a number of persons acting together, including Lester Crown, members of his family, relatives, certain family partnerships, trusts associated with the Crown family, and other entities, are the beneficial owners of an aggregate of 5,350,169 shares of Maytag common stock, constituting 5.46% of the common stock. A Schedule 13D relating to the ownership of shares of common stock by these persons and entities has been filed with the Securities and Exchange Commission by Gerald A. Weber, as attorney and agent. These persons and entities, including Lester Crown, disclaim that they are a group for purposes of Section 13(d) of the Securities Exchange Act of 1934 or otherwise, and disclaim that any one of them is the beneficial owner of shares owned by any other person or entity filing the Schedule 13D.














     The following table shows for each director and nominee, for each executive officer named in the Summary Compensation Table on Page 9 and for all directors and executive officers as a group, the number of shares of Maytag common stock beneficially owned as of March 1, 1997.

                 SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT
____________________________________________________________________________
                              Amount and Nature of
          Name                Beneficial Ownership     Percent of Class
____________________________________________________________________________
     Barbara R. Allen                 2,100 (b)                   *
     Howard L. Clark, Jr.            15,836 (b)                   *
     Lester Crown                 4,550,565 (a) (b) (d)          4.64%
     Brian A. Girdlestone            94,064 (b) (c)               *
     Edward H. Graham                70,979 (b) (c)               *
     Leonard A. Hadley              400,375 (a) (b) (c)           *
     Wayland R. Hicks                12,500 (b)                   *
     Gerald J. Pribanic              44,828(a)(b)(c)              *
     Robert D. Ray                   18,100 (a)(b)                *
     Bernard G. Rethore               6,000 (b)                   *
     W. Ann Reynolds                 12,300 (b)                   *
     John A. Sivright                17,712 (a)(b)                *
     Neele E. Stearns, Jr.           16,090 (b)                   *
     Fred G. Steingraber             17,000 (b)                   *
     Carole J. Uhrich                 2,000 (b)                   *
     Lloyd D. Ward                  125,793 (b)(c)                *

     All directors and executive officers
     as a group consisting of 21 persons,
     including the above named.    5,601,996 (a)(b)(c)(d)        5.74%
---------------------------------------------------------------------------
     * Less than one percent.

     (a) Includes shares owned by associates or certain family members in which the director disclaims any beneficial interest.

     (b) Included in the totals are shares which the following directors, executive officers named in the Summary Compensation Table on Page 9 and all directors and executive officers as a group have the right to acquire under unexercised stock options: Brian A. Girdlestone 64,360 shares; Edward H. Graham 41,420 shares; Leonard A. Hadley 224,190 shares; Gerald J. Pribanic 19,690 shares; Lloyd D. Ward 88,300 shares; Ms. Reynolds and Messrs. Clark, Crown, Ray, Sivright, Stearns and Steingraber each have options to acquire 10,000 shares, Mr. Hicks has options to acquire 4,000 shares, Ms. Allen, Mr. Rethore and Ms. Uhrich each have options to acquire 2,000 shares, and all directors and executive officers as a group have options to acquire 637,980 shares.

     (c) Included in the individual totals are shares granted under stock awards in 1995, 1996 and 1997, pursuant to the Corporation's Stock Incentive Award Plan For Key Executives and 1996 Employee Stock Incentive Plan as to which the following executive officers or directors and all executive officers as a group have sole voting power: Brian A. Girdlestone 13,666; Edward H. Graham 9,645; Leonard A. Hadley 45,057; Gerald J. Pribanic 7,290; Lloyd D. Ward 18,728; and all executive officers and directors as a group 126,164. Such shares are subject to forfeiture under the terms of the awards.




     (d) The number of shares shown as beneficially owned by Mr. Crown includes shares held by the following concerns of which he is a partner: Arelijay Company 1,270,382 and The Crown Fund 1,618,769; Henry Crown and Company (Not Incorporated), of which a trust of which he is a trustee is a partner owns 48,775. In addition, 732,180 shares are owned by various trusts of which he is a trustee; 55,491 shares are owned by various trusts of which he is a grantor and a beneficiary; and 65,657 shares are owned by the Arie and Ida Crown Memorial of which he is a director. The number of shares shown does not include shares owned by various trusts of which Mr. Crown's children are beneficiaries. Mr. Crown disclaims beneficial ownership of the shares listed in this footnote, except to the extent of his beneficial ownership therein.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     During 1996 Mr. Robert Downing, an executive officer and Messrs. Crown, Downing, Hicks & Ray each inadvertently failed to timely file with the Securities and Exchange Commission one Form 4 related to one transaction.

COMMITTEES AND ATTENDANCE

     The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating Committee as well as other committees.

     The Audit Committee, which met four times in 1996, consists of Barbara R. Allen, Edward C. Cazier, Jr., Howard L. Clark, Jr., Wayland R. Hicks and Neele
E. Stearns, Jr. Its charge includes the review of the Corporation's financial statements with the Corporation's independent auditors and review of the relationship between the Corporation and its external and internal auditors.

     The Compensation Committee's duties are to review and approve compensation plans and policies of the Corporation, recommend to the Board the salaries of all officers of the Corporation, declare bonus and incentive plan allocations for management employees of the Corporation, award stock options and provide stock grants to key executives. The Committee consists of Wayland R. Hicks, Bernard G. Rethore, W. Ann Reynolds, John A. Sivright and Neele E. Stearns, Jr. The Committee met four times in 1996.

     The Nominating Committee, which met two times in 1996, nominates persons to serve on the Board of Directors and recommends compensation levels and other remunerative programs for directors. It consists of Lester Crown, Robert D. Ray, W. Ann Reynolds, John A. Sivright and Fred G. Steingraber.

     During 1996 the Board of Directors held five meetings either in person or by telephone.

     During 1996 each director attended at least 75% of Board meetings and meetings of the committees of which such director is a member, except Messrs. Crown and Hicks.

(2)  RELATIONSHIP WITH INDEPENDENT AUDITORS

     A further purpose of the meeting is to select independent auditors to audit the financial statements to be included in the Annual Report to Shareholders for 1997. The persons named in the enclosed form of proxy have advised the Board of Directors that it is their intention, unless otherwise instructed by the shareholders, to vote for the selection of Ernst & Young LLP as such independent auditors. Ernst & Young LLP has audited the financial statements of the Corporation since 1925 and is expected to have a representative present at the



meeting to make a statement if such representative desires to do so and to be available to respond to appropriate questions.


























































EXECUTIVE COMPENSATION
The following table shows the compensation of the Chief Executive Officer of the Corporation and the other four most highly compensated executive officers of the Corporation serving as such on December 31, 1996 (the "named executive officers").
                                                   SUMMARY COMPENSATION TABLE

                                          Annual Compensation                                        Long Term Compensation
                                                                                     Awards            Payouts
                               Year      Salary       Bonus      Other     Restricted    Securities      LTIP      All Other
      Name and Principal                                        Annual        Stock      Underlying     Payouts  Compensation
           Position                                            Compensa-    Award(s)   Options/SAR's                 <F2>
                                                                 tion         <F1>          (#)


  Leonard A. Hadley             1996    $648,000    $600,000       0            0         146,260      $ 619,352    $ 9,955
  Director, Chairman & CEO      1995     600,000     400,000                    0         174,190      1,039,788      7,444
                                1994     563,800     505,000                    0          25,000          0          7,234

  Lloyd D. Ward <F3>            1996    $318,750    $219,256       0            0         290,240      $  81,112    $ 4,361
  Executive VP & President       (9
  Maytag Appliances             mos)

  Brian A. Girdlestone          1996    $287,000    $196,308       0            0          32,390      $ 202,698    $10,964
  President, Hoover

  Edward H. Graham              1996    $208,000    $ 99,216        0           0          25,000      $ 139,106    $ 8,356
  Sr. VP, General Counsel and   1995     192,565      82,632        0           0          27,290        216,923      7,167
  Ass't. Secretary              1994     179,200     102,144        0           0           2,810           0         6,889

  Gerald J. Pribanic            1996    $185,233     $92,417       0            0          35,000      $  70,829    $ 5,943
  Executive VP & CFO

     <F1> At December 31, 1996, the number of shares of restricted stock, the number of restricted units and the respective values thereof held by the named executive officers were as follows:  Leonard A. Hadley, 30,896 shares valued at $623,713 and 20,597 units valued at $415,802; Lloyd D. Ward, 11,466 shares valued at $231,470 and 7,643 units valued at $154,293;
     Brian A. Girdlestone, 9,593 shares valued at $193,659 and 6,396 units valued at $129,119; Edward H. Graham, 6,745 shares valued at $136,165 and 4,498 units valued at $90,803; and Gerald J. Pribanic, 4,458 shares valued at $89,996 and 2,973 units valued at $60,017.  Dividends are paid on restricted stock at the same time and at the same rate as on the common stock.  Dividend equivalents on restricted units are accrued and accumulate at the same rate and at the same time as dividends on the common stock.  Dividend equivalents on restricted units are treated as reinvested dividends applicable to the restricted units which units are paid out if and when the performance goals (described in the Long-Term Incentive Plan
     Awards Table below) are satisfied.

     <F2> The amounts reported in this column for 1996 include the dollar value of premiums paid for life insurance for the benefit of the named executive officer and the dollar value of corporate contributions to the account of the named executive officer pursuant to the terms of the Salary Savings 401(k) Plan.  The contributions for each named executive are as follows:  Leonard A. Hadley, life insurance $5,205, 401(k) $4,750; Lloyd D. Ward, life insurance $1,559, 401(k) $2,802;
     Brian A. Girdlestone, life insurance $6,214, 401(k) $4,750; Edward H. Graham, life insurance $3,606, 401(k) $4,750; and
     Gerald J. Pribanic, life insurance $1,796, 401(k) $4,147.

     <F3> Lloyd D. Ward joined the Corporation as Executive Vice President and President, Maytag Appliances on April 1, 1996.


     The following table sets forth for the named executive officers, certain information regarding stock options granted in 1996.

                                 OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                               POTENTIAL REALIZABLE
                              INDIVIDUAL GRANTS                               VALUE AT ASSUMED ANNUAL
                                                                                RATES OF STOCK PRICE
                                                                              APPRECIATION FOR OPTION
                                                                                     TERM <F4>
           (a)                (b)          (c)          (d)          (e)         (f)          (g)
                           Number of   % of Total
                          Securities    Options
                          Underlying   Granted to   Exercise or
                        Options/SAR's  Employees    Base Price
                         Granted (#)   in Fiscal    ($/Share)    Expiration      5%           10%
           Name              <F1>       Year<F2>        <F3>        Date
  Leonard A. Hadley         146,260       7.7%         19.00     11/14/2006  $1,747,953    $4,429,045

  Lloyd D. Ward             68,300                     21.00     03/31/2006  $  902,106    $2,285,933
                           150,000        15.3%       21.9375    04/30/2006   2,069,475     5,244,225
                            71,940                     19.00     11/14/2006     859,755     2,178,487

  Brian A. Girdlestone      32,390        1.7%         19.00     11/14/2006  $  387,093    $  980,834
  Edward H. Graham          25,000        1.3%         19.00     11/14/2006  $  298,775    $  757,050

  Gerald J. Pribanic        35,000        1.8%         19.00     11/14/2006  $  418,285    $1,059,870

 <F1> In connection with his commencement of employment with the Corporation on April 1, 1996, Mr. Ward was granted an option to purchase 68,300 shares at a purchase price of $21.00 per share and on
     May 1, 1996 he was granted an option to purchase 150,000 shares at a purchase price of $21.9375.
     These options become exercisable on April 1, 1997 and July 31, 1999 respectively.  All other options reported in the table become exercisable beginning on November 15, 1999, except that such options will become fully exercisable in the event of a Change of Control [generally defined as occurring when a person individually or together with its affiliates or associates (other than an employee benefit plan of the Corporation) shall have become the beneficial owner of 20% or more of the shares of the Corporation entitled to vote for Directors or when Directors who are not a person or part of a group which is or becomes the beneficial owner of 20% or more of the shares of the
     Corporation fail to constitute a majority of the Board of Directors] and in the event of a termination which qualifies as a Retirement (as defined in the Corporation's Retirement Plan for
     Salaried Employees or any other similar retirement plan of the Corporation or of a Subsidiary).

 <F2> Total options granted to employees in 1996 were 1,901,870.

 <F3> Fair Market Value of underlying shares on the date of grant.

 <F4> The dollar amounts under these columns are the result of hypothetical potential gains from calculations assuming annual growth rates of 5% and 10% in the value of the Corporation's future stock price over the 10 year term of the options which would result in the per share price of the
     Corporation's stock increasing from $21.00 to $34.208 and $54.469, respectively, for the options expiring on March 31, 2006; from $21.9375 to $35.734 and $56.899, respectively, for the options expiring on April 30, 2006; and from $19.00 to $30.951 and $49.282, respectively, for the options expiring on November 14, 2006.  These assumed rates of growth are required by the Securities and
     Exchange Commission for illustration purposes only and are not intended to forecast possible future stock prices.


     The following table sets forth for the named executive officers certain information concerning options exercised during 1996 and unexercised options to purchase common stock held by such officers at December 31, 1996.

                           AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                                                   AND
                                        YEAR END OPTION/SAR VALUES

                            Number Of                       Number of Securities           Value of Unexercised
                            Securities                     Underlying Unexercised          In-the-Money Options
                            Underlying                         Options/SAR's                 December 31, 1996
                           Options/SAR's     Value           December 31, 1996                      <F1>
       Name                Exercised (#)    Realized     Exercisable   Unexercisable    Exercisable   Unexercisable

  Leonard A. Hadley              0              0          224,190        146,260        $665,113       $173,684

  Lloyd D. Ward                  0              0             0           290,240           $0           $85,429
  Brian A. Girdlestone           0              0           64,360        32,390         $219,183        $38,463

  Edward H. Graham               0              0           41,420        25,000         $132,518        $29,688

  Gerald J. Pribanic             0              0           19,690        35,000          $68,065        $41,563

 <F1> The value is calculated based on the aggregate amount of the excess of $20.1875 (the average of the high and low price of common stock as reported in the New York Stock Exchange Composite Transactions
Report for December 31, 1996) over the relevant exercise price(s).

    The following table sets forth for the named executive officers, certain information regarding long term incentive plan grants made in 1996.


























                                  LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR
                                                                                    Estimated Future Payouts Under Non-
                                                                                     Stock Price-Based Plans <F2><F3>
         (a)                           (b)                       (c)                  (d)            (e)         (f)

                                Number of Shares, Units    Performance or Other
       Name                         or Other Rights            Period Until         Threshold      Target      Maximum
                                          (#)              Maturation or Payout        (#)          (#)          (#)
  Leonard A. Hadley                    21,352<F1>                 3 Years             5,338        21,352     25,622

  Lloyd D. Ward                        10,308<F3>              3 Years <F3>           2,577        10,308      12,370
                                        8,801<F3>              3 Years <F3>           2,200         8,801      10,561
                                        3,362<F3>              3 Years <F3>             841         3,362       4,034

  Brian A. Girdlestone                  6,305<F1>                3 Years              1,576         6,305       7,566
  Edward H. Graham                      4,569<F1>                3 Years              1,142         4,569       5,483

  Gerald J. Pribanic                    3,954<F1>                3 Years                989         3,954       4,745

   <F1> Award made pursuant to the Corporation's 1991 Stock Incentive Award Plan which is a performance-based restricted stock plan.  Target awards are comprised of 60% restricted stock and 40% restricted units.
   Dividends are paid on restricted stock at the same rate and at the same time as on the common stock and dividend equivalents on restricted units are accrued and accumulate at the same rate and at the same time as dividends on the common stock. Dividend equivalents are treated as reinvested dividends applicable to the restricted units, which units are paid out if and when the performance goals are satisfied.  Target awards are based upon a percentage of base salary and vary depending upon the individual's position and responsibilities.

   <F2> Estimated future payouts are predicated upon the achievement of corporate return on sales and return on assets objectives over the period from January 1, 1996 to December 31, 1998.  The achievement of approximately
   25% of the objectives will result in payment of the threshold amount, achievement of 75% of the objectives will result in payment of an intermediate amount, achieving 100% of the objectives will result in payment of the target amount, and achieving or exceeding approximately 120% of the objectives will result in payment of the maximum amount.

   <F3> At the time of Mr. Ward's employment on April 1, 1996 he received prorated grants under the Corporation's
   1991 Stock Incentive Award Plan of performance-based restricted stock and restricted units similar to grants previously made to other executives, including the other named executive officers, on January 1, 1996, January
   1, 1995 and January 1, 1994.  The number of shares and units granted to Mr. Ward were based on a percentage of his salary and then prorated based on the number of months after April 1 remaining in the grant performance period divided by 36 (the number of months provided in the plan grants).  The performance period is January 1,
   1996 to December 31, 1998 for the 1996 grant, January 1, 1995 to December 31, 1997 for the 1995 grant and was
   January 1, 1994 to December 31, 1996 for the 1994 grant.  The aggregate number of shares and units granted to
   Mr. Ward was as follows:  1996 grant, 10,308; 1995 grant, 8,801; 1994 grant, 3,362.  Payout on the 1994 grant is shown in the LTIP Payouts column in the Summary Compensation Table on Page 9.  All of the provisions set forth in footnote A to this Table are applicable to these grants, except target awards for the January 1, 1994 grant were comprised of 70% restricted stock and 30% restricted units.  All of the provisions set forth in footnote B to this Table are applicable to these grants, except for the performance periods of the respective grants which are set forth above.







RETIREMENT INCOME TABLE

   The following table sets forth the estimated annual pension benefits payable effective December 31, 1996, assuming retirement at age 65 after selected periods of continuous service, under the Corporation's retirement plan which applies to virtually all exempt salaried employees. The Corporation's retirement plan for salaried employees provides for fixed retirement benefits based on years of service and compensation received. All compensation shown in the Salary and Bonus columns of the Summary Compensation Table is included as compensation under the pension plan.

   Average Annual
    Earnings for
     Highest 5                 Estimated Annual Retirement Benefits
    Consecutive              Years of Credited Service at Retirement
   Years of Final
    10 Years of
      Service
                       10        15        20        25        30         35*

     $100,000        13,983    20,975    27,967    34,958     41,950   48,942

       200,000      29,483    44,225     58,967     73,708   88,450   103,192
       300,000      44,983    67,475     89,967    112,458   134,950  157,442

       400,000      60,483    90,725    120,967    151,208   181,450  211,692

       500,000      75,983    113,975   151,967    189,958   227,950  265,942
       600,000      91,483    137,225   182,967    228,708   274,450  320,192

       700,000      106,983   160,475   213,967    267,458   320,950  374,442

       800,000      122,483   183,725   244,967    306,208   367,450  428,692
       900,000      137,983   206,975   275,967    344,958   413,950  482,942

      1,000,000     153,483   230,225   306,967    383,708   460,450  537,192

      1,100,000     168,983   253,475   337,967    422,458   506,950  591,442

      1,200,000     184,483   276,725   368,967    461,208   553,450  645,692

      1,300,000     199,983   299,975   399,967    499,958   599,950  699,942

      1,400,000     215,483   323,225   430,967    538,708   646,450  754,192

      1,500,000     230,983   346,475   461,967    577,458   692,950  808,442
   The above amounts have been computed on the basis of a straight-life annuity and are not subject to any deduction for social security or other offset amounts.

   Benefits under the plan are limited to the extent required by provisions of the Internal Revenue Code and the Employee Retirement Income Security Act of 1974. If payment of actual retirement benefits is limited by such provisions, an amount equal to any reduction in retirement benefits will be paid as a supplemental benefit under the Supplemental Employee Retirement Plan under which such amounts are payable to all qualifying employees including the officers of the Corporation.




   *Maximum number of years of service for which the pension benefit accrues. However, employees who were participants in the Maytag Company Salaried Employees' Retirement Plan on December 31, 1990, and who retire or terminate employment on or before January 1, 2005 have been grandfathered and are eligible for additional credited service. For these employees, the maximum amount of credited service that may be taken into account in calculating a portion of the benefit under the current plan is forty (40) years until January 1, 2001, at which time such maximum will decrease by one (1) year until it is reduced to thirty-five (35) years by the year 2005, provided, however, that the declining maximum will not be applied to reduce any participant's years of credited service below the number of years of credited service earned by such participant as of the date on which the maximum first applies.

   Mr. Hadley and Mr. Graham were in the Maytag Company Salaried Employees' Retirement Plan on December 31, 1990. To calculate the effect of the above grandfathering provision, add to the benefit shown for an employee with 35 years of service an amount equal to one per cent (1%) multiplied by the number of years of service in excess of 35 multiplied by the average annual earnings shown in the first column of the table above.

   The years of credited service for the named executive officers as of December 31, 1996 are: Leonard A. Hadley 37.5; Lloyd D. Ward 1.0; Brian A. Girdlestone 14.5; Edward H. Graham 16.1; and Gerald J. Pribanic 6.7.

 In 1986, The Hoover Company, subsequently acquired by the Corporation, entered into an agreement with Brian Girdlestone, the purpose of which was to compensate him Mr. Girdlestone for a loss of pension benefits that resulted when he left the employment of an Australian subsidiary of Hoover. The agreement provides Mr. Girdlestone, upon his normal retirement date, a benefit based on a ten year certain and continuous basis equal to forty seven percent (47%) of his highest annual average earnings minus amounts payable from the Maytag Corporation Employees Retirement Plan multiplied by the actuarial reduction factor by which straight life benefits are converted to ten year certain and continuous benefits. If Mr. Girdlestone were to leave prior to his normal retirement date, the benefits would be reduced by .25% for each month that he would have been employed had he continued with the company. The estimated annual benefits payable to Mr. Girdlestone upon retirement at age 65 assuming his 1996 earnings continue through age 65 would be $155,000.

EMPLOYMENT CONTRACTS AND
TERMINATION OF EMPLOYMENT CHANGE OF CONTROL ARRANGEMENTS

   The Corporation has entered into agreements with each of the named executive officers which would become operable only in the event of a change of control of the Company. Agreements provide that if the officer's employment terminates for any reason within three years after a change of control, the officer will be entitled to payments equal to three times total compensation (salary and maximum bonus) at the rate in effect immediately prior to the change of control, maximum payout on any outstanding restricted stock awards, and to continued participation in certain of the Corporation's benefit programs for the same three year period.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
COMPENSATION PHILOSOPHY AND PRINCIPLES

   The Compensation Committee of the Board of Directors (the "Committee"), composed of five non-employee directors, establishes and administers the executive compensation program for the Corporation's top executives. The



Committee has reaffirmed the Corporation's compensation philosophy as it pertains to its executives as follows:
   1. The Corporation is committed to increasing long term shareholder value and to ensuring that the objectives of the Corporation's executives are aligned with that goal. Based on this commitment, it is the Corporation's philosophy that the total compensation of its executives closely mirror the performance of the Corporation - reflecting increases and decreases in those factors contributing to shareholder value, e.g., profitability, earnings per share and stock price.

   2. Providing an opportunity for above average total compensation is important in order to attract and retain the best and brightest employees. Providing performance goals are met, the Corporation's total compensation program will be targeted at a level above the average for similarly sized industrial firms nationwide.

   3. It is the Corporation's goal to provide and consistently administer a uniform program of total compensation for key employees throughout the Corporation. This program will facilitate the movement of key employees between business units and divisions, which supports the business objective of strengthening organizational development efforts and providing developmental opportunities for talented individuals.

   The Committee believes compensation based on this philosophy supports and encourages the commitment to achieving business and financial objectives that will generate long term shareholder value. It is also designed to attract and retain outstanding executives, to encourage them to make long term commitments to the Corporation, and to accomplish the Corporation's leadership succession objectives.

COMPONENTS OF EXECUTIVE COMPENSATION

   The Committee views compensation as a total program comprised of annual base salary and variable short and long term incentives. The total package is designed to provide a significant percentage of executive compensation through at risk programs which link long term executive rewards to long term shareholder rewards. This linkage is achieved through the following compensation components:

 ANNUAL BASE SALARY

   A salary range for each position is established using average base pay for executives employed at industrial organizations selected by independent compensation consultants. The performance of the organizations in the industrial database is not known and therefore not considered when establishing salary ranges. The companies included in the industrial database comprise many of the companies included in the S&P Household Furnishings and Appliance Stock Index used in the Performance Graph on Page 18, as well as other companies. The Committee relies on a broad array of companies in various industries for comparative analysis of executive compensation because the Committee believes that the Corporation's competitors for executive talent are more varied than the Peer Group chosen for comparing stockholder return in the Performance Graph. Executive pay within the salary range is determined based upon individual qualifications, experience and performance of specific individual responsibilities.






 ANNUAL INCENTIVE

   Annual variable incentive compensation is paid to executives in cash based upon a percentage of base salary and varies depending upon the individual's position, responsibility and performance. Executives are eligible for annual cash incentive awards based upon three equally weighted performance factors:
 (1) organizational operating income as defined compared to prior year,
 (2) Corporate or entity operating income less the cost of working capital compared to annual plan, and (3) organizational performance against key strategic objectives. An award may be increased or decreased based upon the executive's personal performance. Performance is reviewed and rated annually against these factors. The Committee may adjust these formula-based awards if, in its judgment, adjustment is warranted.

 LONG TERM VARIABLE INCENTIVE

   Long term variable incentive compensation opportunities are provided to executives in positions with significant responsibilities, accountabilities and potential impact on long term Corporate performance. Long term incentive compensation is made available in the form of stock options and performance based restricted stock awards.

   "Stock Options" - The Maytag Corporation 1996 Employee Stock Incentive Plan and the overall number of shares available have been approved by shareholders. This plan provides the long term focus for approximately 960 executives and other key employees. The size of stock option grants for the named executive officers is determined at the discretion of the Committee.

   "Performance-Based Restricted Stock" - The overall number of shares available for grant under the Maytag Corporation 1996 Employee Stock Incentive Plan has been approved by shareholders. Eligibility for participation and the level of awards to individual executives are approved by the Committee. The level of each award is based upon a percentage of base salary and varies depending upon the executive's position and responsibilities. These performance based restricted stock awards (which are currently composed of 60% restricted stock and 40% restricted units) are subject to vesting provisions and dependent upon the Corporation achieving predetermined levels of return on sales and return on assets over a specified three year period. High levels of performance in these factors, in the Committee's opinion, impact favorably on long term shareholder
value.   The Corporation expects that approximately 70 executives will be granted awards under this variable long term incentive.

   "Summary" - Survey data indicates that grants approved by the Committee under this Plan and predecessor long term plans are competitive with grants made to executives in similar positions at other industrial organizations. This stock based incentive plan is designed to encourage a significant equity ownership interest in the company to help assure that the long term interests of the Corporation's executives are closely aligned with the long term interests of the shareholders.

EXECUTIVE STOCK OWNERSHIP GUIDELINES

   In keeping with the Corporation's compensation philosophy and its efforts to strengthen the link between the long term interests of executives and the long term interests of shareholders, the Committee approved stock ownership guidelines which are applicable to approximately 70 key executives. The guidelines provide for the long term ownership of Maytag stock which in dollar value aggregates a predetermined multiple of base salary. The amounts range



from four times annual base salary for the Chief Executive Officer to one times annual base salary for operating unit vice presidents. The Committee reviews executive stock ownership levels annually and during 1996 all executives either attained their guidelines or made significant progress toward meeting their guidelines.

TAX CODE LIMITATION ON EXECUTIVE COMPENSATION DEDUCTIONS

   Unless certain conditions are met, Internal Revenue Code Section 162(m) limits the annual deductibility of certain compensation in excess of $1 million for the Chief Executive Officer and the four other most highly compensated executive officers. As a result of Mr. Hadley's election to defer portions of his 1996 annual variable compensation, there was no loss of tax deductibility in 1996 and the Committee does not anticipate any significant loss of tax deductibility in 1997. In order to maintain maximum tax deductibility of executive compensation, the Committee received approval from shareholders in 1996 for the long term variable incentive plan (1996 Employee Stock Incentive
Plan) to ensure tax deductibility of future long term compensation incentives. The Committee will continue to monitor compensation programs in light of Section 162(m); however, the Committee considers it important to retain the flexibility to design compensation programs that are in the best long term interests of the Corporation and its shareholders.

SUMMARY

   The Committee believes that the foregoing compensation programs will serve the long term interests of shareholders. These programs create a strong link between long term executive rewards and long term shareholder rewards; they attract, retain and motivate outstanding executive talent; and they further the Corporation's long term leadership succession objectives. The Committee will continue to emphasize variable, performance based compensation programs that it believes positively affect long term shareholder value. Finally, through stock ownership guidelines, it is the goal of the Committee to ensure not only qualified, professional managers, but fully committed "owner-operators".

PERFORMANCE OF THE CORPORATION AND CEO COMPENSATION

   As indicated in the above discussion, the total compensation of the Corporation's executives, including the CEO, consists of annual base salary, annual variable incentive, and long term variable incentives, as well as other fringe benefits. These plans consider individual performance, Corporation performance, and survey data regarding comparable positions at other industrial organizations.

   The Corporation's performance in 1996 produced the highest earnings per share figures (excluding special charges) since 1988. Return on assets improved to 7.4% in 1996 (excluding special charges) compared to 6.2% in 1995 (excluding special charges). The strong financial results were driven by the Corporation's strengthened balance sheet, the stock repurchase efforts that have reduced the number of shares outstanding, and an outstanding year at Hoover. At the end of 1996, the Corporation is positioned for profitable growth. Maytag has the products, customers, brand recognition, and financial discipline and strength to grow. Maytag has taken the actions necessary to build the platform for growth that will leverage these strengths. Other notable performance achievements for 1996 included:

   The major appliance business unit reorganization consolidating administrative functions, order entry, billing and accounting at Maytag Appliances'



   headquarters; consolidating manufacturing of all cooking appliance production; and consolidating sales forces was completed on time and on budget.

   Hoover continued its record setting performance due in large part to three factors: new product introductions and model upgrades over the past year, improved product mix to include more mid- to high-end models, and strong relationships with dealers bolstered by Hoover's product line innovations and breadth.

   Mr. Hadley's 1996 salary of $648,000 represents an 8% increase over 1995. In arriving at this rate, the Compensation Committee considered his annual base salary compared to CEO compensation in the other industrial companies surveyed, his outstanding performance as CEO during 1995, and his strategic actions and plans for improving earnings in 1996 and beyond. Annual base salary increases for the other named executives were based on individual performance, job content and compensation of executives in comparable positions in the industrial organizations surveyed.

   The Committee-approved strategic and financial goals under the 1996 annual variable incentive plan (discussed above) were set aggressively beyond 1995 performance. The Corporation's outstanding performance in 1996 fulfilled 100% of the strategic goals and a significant percent of aggressive financial goals. Based on this performance, Mr. Hadley received 1996 annual variable incentive compensation of $600,000.

   In 1996, a grant of restricted stock and stock units, based on percentages of Mr. Hadley's and the other named executive officers' annual base salaries was made. Payouts under the grant will be based on the extent to which the Corporation achieves the return on sales and return on assets objectives for the three year period January 1, 1996 through December 31, 1998, as reflected in the Long-Term Incentive Plans Table. The restricted stock and units granted in 1994 matured in 1996. The Corporation's performance over the period January 1, 1994 through December 31, 1996 exceeded the maximum goals approved by the Committee in 1994. A maximum grant payout was made under this Plan as reflected in the Summary Compensation Table - LTIP Payouts.

   As a component of long term variable incentive compensation, options to purchase 146,260 shares of common stock were granted to Mr. Hadley under the terms of the Corporation's 1996 Employee Stock Incentive Plan. This award is competitive compared to the industrial companies surveyed. Grants of options to the named executive officers are reflected in the Option/SAR Grants in Last Fiscal Year Table.

 The foregoing report is furnished by the following members of the Compensation
Committee:
        Wayland R. Hicks         W. Ann Reynolds          Neele E. Stearns, Jr.
        Bernard G. Rethore       John A. Sivright


 SHAREHOLDER RETURN PERFORMANCE

   The following graph compares the Corporation's cumulative total shareholder return on its common stock from December 31, 1991 to December 31, 1996 with the S&P 500 Stock Index and the S&P Household Furnishings and Appliance Stock Index (both of which include the Corporation).








                              Cumulative Total Return
             Based on reinvestment of $100 beginning December 31, 1991

 $300

 $250

 $200
              Line graph depicting the amounts listed in table below.
 $150

 $100

 $50
 _____________________________________________________________________________
             Dec. 91   Dec. 92   Dec 93    Dec 94    Dec 95    Dec 96

 _____Maytag $100      $100      $124      $107      $148      $149
 - -  S & P  $100      $104      $112      $110      $148      $178
 - - -S & P  $100      $109      $154      $123      $146      $141
  Household
  Furnishings &
  Appliance Index
 _____________________________________________________________________________

COMPENSATION OF DIRECTORS

   Only directors who are not officers or employees of the Corporation are entitled to compensation as directors and such directors are paid a retainer of $24,000 per annum, $1,000 for each meeting of the Board attended, $1,000 for attendance at each called committee meeting and reimbursement for actual expenses. Telephone meetings are compensated at $750 per meeting. Non-employee committee chairmen receive an additional $3,500 per annum except the Executive Committee chair who receives an additional $4,000.

   All directors who are not employees of the Corporation or one of its subsidiaries are participants in the Maytag Corporation Directors Pension Plan (the "Directors Pension Plan"), an unfunded, noncontributory pension plan. Under the Directors Pension Plan, each participant who ceases to be a director of the Corporation after completion of at least 5 years of service will receive a pension, beginning at the later of the director's attaining age 70 or ceasing tenure as a director. Such pension will be an annual amount, payable in monthly installments equal to the director's annual retainer (excluding any fees for attendance of meetings of the Board or any committee thereof, services as a committee chairman and expense reimbursements) for the twelve-month period prior to the commencement of such pension.
   All directors who are not employees of the Corporation or one of its subsidiaries are eligible to participate in the Maytag Directors Deferred Compensation Plan, which provides that directors may elect to defer all or a portion of compensation paid for services as a director until their






retirement or termination from the Board. Deferred amounts are paid interest at the prime rate until retirement or termination. Benefits are payable from the general assets of the Corporation. In the event of a change of control of the Corporation all amounts deferred plus accumulations are immediately payable in full.

   Pursuant to the Corporation's Non-Employee Directors Stock Option Plan, each non-employee director of the Corporation is awarded an option to purchase 2,000 shares of the Corporation's common stock on the day following the Annual Meeting of the Corporation's shareholders in each year through 1999 (unless all shares available under such Plan become subject to options prior to such time). The option price under each option is and will be equal to the fair market value of the common stock on the date of grant. The term of such options is five years from the date of grant.
Each option is exercisable immediately upon grant. The aggregate number of shares of common stock that may be granted pursuant to the Non-Employee Directors Stock Option Plan may not exceed 250,000, subject to adjustments to reflect any future stock dividends, stock splits or other relevant capitalization changes. Such Plan may not be amended or discontinued without shareholder approval.

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR 1997 ANNUAL MEETING

   Proposals of shareholders intended for presentation at the 1998 Annual Meeting must be received by the Secretary of the Corporation on or before December 4, 1997, to be considered for inclusion in the 1998 Proxy Statement and Proxy. The 1998 Annual Meeting is currently scheduled to be held on May 14, 1998. The Nominating Committee will consider nominees recommended by shareholders as candidates for election to the Board of Directors at the Annual Meeting of Shareholders. A shareholder wishing to nominate a candidate for election to the Board is required to give written notice to the Secretary of the Corporation of his or her intention to make such a nomination. The notice of nomination must be received by the Corporation not less than sixty days nor more than ninety days prior to the shareholders' meeting, or if less than seventy days notice or prior public disclosure of the meeting date is given or made, the notice of nomination must be received within ten days after the meeting date is announced. The notice of nomination is required to contain certain information about both the nominee and the shareholder making the nomination. The Corporation may require that the proposed nominee furnish other information to determine that person's eligibility to serve as a director. A nomination which does not comply with the above procedure will be disregarded.


OTHER MATTERS

   The Corporation will bear the cost of the proxy solicitation. In addition to solicitation by mail, the Corporation will request banks, brokers and other custodian nominees and fiduciaries to supply proxy material to the beneficial owners of the Corporation's common stock of whom they have knowledge, and will reimburse them for their expenses in so doing; and certain directors, officers and employees of the Corporation,






not employed for the purpose, may solicit proxies, without additional remuneration therefore, by personal interview, mail, telephone or telegraph. The Corporation has retained Georgeson & Company Inc. to aid in the solicitation of proxies for a fee of $12,500, plus out of pocket expenses.

   Neither the Corporation nor the members of its Board of Directors intend to bring any other matters before the meeting, and they have no present knowledge that any other matters will or may be brought before the meeting by others. However, if any matters properly come before the meeting it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their judgment.












































 PROXY CARD
 ----------



                                                  MAYTAG CORPORATION



 Proxy for Annual Meeting, May 15, 1997, Solicited by the Board of Directors


   Leonard A. Hadley, Gerald J. Pribanic and E. James Bennett, and each of them (with full power to act without the other and with power of substitution), are hereby appointed attorneys and proxies of the undersigned to attend the Annual Stockholders Meeting on May 15, 1997, and any adjournment thereof, and to vote and act for the undersigned on reverse side:



   This proxy revokes all previous proxies. Unless specified to the contrary it will be voted FOR items (1) and (2).



                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE


 X Please mark
   votes as in
   this example.

   The Board of Directors recommends a vote "FOR" items (1) and (2).

 1. Election of Directors
   Nominees: Lester Crown, Bernard G. Rethore, Neele E. Stearns, Jr., Carole J. Uhrich.

        FOR                 or        WITHHELD
        =====                         =========
        ALL                           FROM ALL
        NOMINEES                      NOMINEES


              ________________________________________
 (INSTRUCTION:  For all nominees except as noted above
 ___________________________________________________________________________

 2.               FOR       AGAINST   or   ABSTAIN

   The selection of Ernst & Young LLP as independent public auditors to examine the financial statements to be included in the Annual Report to Stockholders for 1997.
 __________________________________________________________________________


   In their discretion, the proxies are authorized to vote upon any other matters which may properly come before the meeting or any adjournment.


 Dated ______________________, 1997   Dated ______________________, 1997

 _________________________________    _________________________________
      (Signature of Stockholder)          (Signature of Stockholder)


 Please date, sign exactly as name appears above, and return in the enclosed envelope. Executors, administrators, trustees, guardians or attorneys should indicate the capacity in which they sign. Corporate owners should sign in their corporate names and affix their seals.


                                 ______    MARK HERE
                                           FOR ADDRESS
                                           CHANGE AND
                                           NOTE AT LEFT

 April 3, 1997



 Dear Shareholder:

 You are cordially invited to attend the Annual Meeting of shareholders to be held at 9:00 a.m. on Thursday, May 15, 1997, at the Newton High School Center for Performance, Newton, Iowa. Detailed information as to the business to be transacted at the meeting is contained in the accompanying Notice of Annual Meeting and Proxy Statement.

 Regardless of whether you plan to attend the meeting, it is important that your shares be voted. Accordingly, we ask that you sign and return your proxy as soon as possible in the envelope provided.

                            Sincerely,




                            Leonard A. Hadley
                            Chairman and
                            Chief Executive Officer